Exhibit 5.1

Steven M. Przesmicki +1 858 550 6070 przes@cooley.com

March 11, 2021

Lineage Cell Therapeutics, Inc.

2173 Salk Avenue, Suite 200

Carlsbad, California 92008

Ladies and Gentlemen:

We have acted as counsel to Lineage Cell Therapeutics, Inc., a California corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by the selling stockholder named in the Registration Statement of up to 251,835 common shares, no par value, of the Company (the “Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of California. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid, and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com